Exhibit 6 - Delegation of Authority

October 20, 1998

To Whom it May Concern:

I will be out of the office from 10/23 returning 11/2. In my absence Peter N. Detkin will have full signature authority.

F. Thomas Dunlap, Jr.,
Vice President, General
Counsel and Secretary